EXHIBIT 21

SUBSIDIARIES

Subsidiaries (1)	Percentage Owned	State or Other Jurisdiction of Incorporation

United Community Bank	100%	United States

United Community Bank Financial Services, Inc. (2)	100	Indiana

(1)	Operations of United Community Bancorp’s wholly owned direct subsidiary, United Community Bank and United Community Bank’s wholly owned subsidiary are included in United Community Bancorp’s consolidated financial statements included in the Annual Report on Form 10-K.
(2)	Second-tier subsidiary of United Community Bancorp 100% owned by United Community Bank, a first-tier subsidiary of United Community Bancorp.